Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #15-02

CARBO ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $167.8 million compared to $164.5 million in the fourth quarter of the prior year

•	Adjusted net income of $16.1 million, or $0.70 per share, excluding certain asset write downs and other adjustments; reported net income of $0.4 million, or $0.02 per share for the quarter

HOUSTON, TX (January 29, 2015) – CARBO Ceramics Inc. (NYSE: CRR) today reported adjusted net income of $16.1 million, or $0.70 per share, excluding certain asset write downs and other adjustments of $15.7 million, or $0.68 per share, on revenues of $167.8 million for the quarter ended December 31, 2014. Reported net income for the fourth quarter of 2014 was $0.4 million, or $0.02 per diluted share.

CEO Gary Kolstad commented, “We achieved higher proppant sales volumes in the fourth quarter of 2014 compared to the third quarter of 2014. However, we experienced a reduction in ceramic proppant demand later in the quarter due to the large drop in oil price and seasonality. During the second half of the year, we managed through a difficult environment that included both E&P operators experimenting with the increased use of raw frac sand and an oversupply of ceramic proppant. We remained focused on our mission - enhancing the production of our clients’ wells through differentiated technology and quality products.

“Throughout the year, we leveraged our Design, Build, and Optimize the FracTM platform to provide a holistic production enhancement solution to maximize our clients’ well production and increase estimated ultimate recovery (EUR). In addition, field production studies continue to support the use of high quality, high conductivity ceramic proppant over lower conductivity proppants.

“The geology and geophysics of oil and gas reservoirs have not changed. Neither has the importance of finding a balance between the two main factors that optimize production: reservoir contact area and conductivity. Our STRATAGEN® consulting business continues to partner with operators and help them to understand the economic benefits of developing solutions to optimize contact area and conductivity.

“During the quarter, we promoted cost-neutral frac designs in which frac costs using high conductivity ceramic proppant were designed to be similar to the frac costs using high volumes of raw frac sand. The higher volume of raw frac sand needed, combined with higher associated completion and logistical costs, offset the cost of ceramic proppant. Early production results from these cost neutral designs have been positive.

“KRYPTOSPHERE® HD was successfully pumped in its first deep-water Gulf of Mexico well. In addition, a number of wells were pumped with SCALEGUARD® during the quarter. Given the growing competitive landscape in proppants, successful introduction of new technology will be key to differentiating CARBO over the long term.

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

“On January 28, 2015, the Company’s Board of Directors authorized the repurchase of up to two million shares of its common stock. As of January 27, 2015 the Company had 23.3 million shares outstanding,” Mr. Kolstad said.

Fourth Quarter Results

Revenues for the fourth quarter of 2014 increased 2 percent, or $3.3 million, compared to the fourth quarter of 2013. The increase is mainly attributable to an increase in proppant sales volumes, as specified in the table below.

Operating profit for the fourth quarter of 2014 decreased 60 percent, or $18.8 million, compared to the fourth quarter of 2013. The decrease is mainly attributable to a $10.2 million impairment to adjust the carrying value to estimated net realizable value of certain long-lived assets in China. The Company also recorded a $2.6 million adjustment in cost of sales to reduce the value of certain inventory in China down to lower market prices. In addition, operating profit was reduced by an increase in SG&A expense and a decreased contribution from some of the Company’s other business units.

Reported net income for the fourth quarter of 2014 decreased 98 percent, or $20.5 million, compared to the fourth quarter of 2013.

Proppant Sales Volumes (in million lbs)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013

Ceramic	409	409
Resin Coated Sand (RCS)	35	89
Northern White Sand	413	51

Total	857	549

Full Year Results

For the year ended December 31, 2014, revenues decreased 3 percent, or $19.1 million, compared to 2013. The decrease is attributable to decreases in both ceramic and resin-coated sand proppant sales volumes (as specified in the table below) and a decrease in revenues from some of the Company’s other business units.

CARBO’s worldwide proppant sales volume totaled 2.91 billion pounds for the full year 2014, an increase of 41 percent compared to 2013.

Full year reported net income for 2014 decreased 35 percent, or $29.3 million, compared to 2013.

Proppant Sales Volumes (in million lbs)	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013

Ceramic	1,618	1,718
Resin Coated Sand (RCS)	162	241
Northern White Sand	1,131	101

Total	2,911	2,060

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

Technology and Business Highlights

•	KRYPSTOSPHERE HD was successfully pumped in its first deep-water Gulf of Mexico well during the fourth quarter. The technology was employed in a completion by a multinational E&P company.

•	In the Bone Springs, an analysis of over two dozen wells showed that operators using higher-conductivity, low-density ceramic proppant (CARBOLITE® and CARBOECONOPROP®) realized an average 52 percent more cumulative oil production than those employing sand after six months.

•	In the United States and Canada, SCALEGUARD was pumped in numerous wells for multiple operators during the quarter. This scale-inhibiting technology, which is released into the fracture only on contact with water, is on track to meet or exceed projected treatment life thereby eliminating expensive remedial maintenance programs.

•	In North Africa, CARBONRT® was successfully employed by a multi-national operator on two water-injection wells. This non-radioactive detectable technology was used to measure the propped fracture height and confirm confinement of the hydraulic fracturing treatments within target boundaries. Combined with sonic logs and core data, CARBONRT will help calibrate the geo-mechanical model for designing future interventions in the same field.

•	In the Eagle Ford, STRATAGEN partnered with a client to evaluate several completion options. Utilizing the WELLWORXTM well performance analysis service, STRATAGEN was able to identify key completion parameters that had the largest impact on the productivity and net present value of the well. On the basis of that analysis, the operator altered its completion and stimulation design, realizing over a 70 percent increase in 90-day cumulative production as compared to previous wells.

•	FRACPRO® unveiled the ability to model multiple wellbores and all associated fractures in its flagship software. Users will now be able to conduct simulations of “zipper” fracture operations for both real-time analysis and fracture design.

•	Under the stock repurchase authorization recently approved by the Board of Directors, shares may be repurchased from time to time by the Company at its discretion in the open market or through privately negotiated transactions, depending on prevailing market conditions, alternative uses of capital and other factors. The share repurchase program does not have an expiration date but may be limited or terminated at any time without notice.

Outlook

CEO Gary Kolstad commented on outlook for CARBO stating, “To date, E&P budget cuts have been significant. The duration and associated impact of a lower commodity price environment is difficult to determine. Managing through this environment will continue to be challenging.

“Historically, depressed commodity prices such as those found in today’s environment drive a focused effort to reduce cost, oftentimes at the sacrifice of production. While that driver may be out of our control, we will continue to work closely with our clients to deliver technologies that increase net present value of their wells, and achieve the goal of reducing costs while optimizing production results. To that end, we have presented production-neutral frac designs to a number of clients. These frac designs substitute large amounts of sand volumes with smaller ceramic proppant volumes. Total oil and gas production from both completions are modeled to be the same, yet overall total completion costs are lower in the case of the ceramic proppant well. We believe this is an advantage for the E&P operator as it addresses their immediate concern of reducing costs while making the best wells possible.

“The duration of this cycle is unknown today, and rig activity is declining rapidly. This introduces a lack of visibility into our operations. We have seen a shift in E&P behavior resulting in lower demand for ceramic proppant. As a result, we expect to see continued pricing pressure for ceramic proppant.

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

“We currently anticipate that CARBO capital expenditures in 2015 will be reduced to less than half of 2014 capital expenditures and will primarily focus on the retrofit of one of our plants with the new KRYPTOSPHERE proppant technology. We have deferred the completion of the second ceramic proppant manufacturing line at our Millen, Georgia facility.

“We are reducing our cost base to better match anticipated activity in 2015.

“Our financial position is strong and one that will allow us to weather the downturn. We have managed through cycles before, and we believe we are well situated to manage through this cycle by focusing on areas we can control while delivering value-added technology to our clients,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s fourth quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10058547

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through February 7, 2015, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10058547. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM

Environmental Services

Our Environmental business protects E&P Operators’ assets, minimizes environmental risk, and lowers operating costs (LOE)

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

-tables follow -

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$167,798	$164,520	$648,325	$667,398
Cost of sales	126,680	116,001	467,045	474,403

Gross profit	41,118	48,519	181,280	192,995
SG&A	18,575	17,379	72,535	68,447
Start-up costs	—	—	811	—
Loss (gain) on disposal or impairment of assets	10,215	13	15,079	(43)

Operating profit	12,328	31,127	92,855	124,591
Other (expense) income, net	(326)	84	16	610

Income before income taxes	12,002	31,211	92,871	125,201
Income taxes	11,603	10,357	37,283	40,315

Net income	$399	$20,854	$55,588	$84,886

Earnings per share:
Basic	$0.02	$0.90	$2.41	$3.67

Diluted	$0.02	$0.90	$2.41	$3.67

Average shares outstanding:
Basic	22,945	22,944	22,946	22,957

Diluted	22,945	22,944	22,946	22,957

Depreciation and amortization	$13,801	$12,326	$50,860	$47,472

Net Income and Earnings Per Share Reconciliation

	Three Months Ended December 31
	2014		2013
	(In thousands except per share data)
	Net Income	EPS	Net Income	EPS
Net Income	$399	$0.02	$20,854	$0.90
Inventory Adjustment*	2,565	0.11	—	—
Asset Write Down*	10,164	0.44	—	—
Bonus Tax Depreciation Election	2,939	0.13	—	—

Adjusted Net Income	$16,067	$0.70	$20,854	$0.90

	Twelve Months Ended December 31
	2014		2013
	(In thousands except per share data)
	Net Income	EPS	Net Income	EPS
Net Income	$55,588	$2.41	$84,886	$3.67
Inventory Adjustment*	5,363	0.23	—	—
Asset Write Down*	13,519	0.59	—	—
Bonus Tax Depreciation Election	2,939	0.13	—	—

Adjusted Net Income	$77,409	$3.36	$84,886	$3.67

*	No or partial income tax benefits were recognized.

CARBO Ceramics Fourth Quarter 2014 Earnings Release

January 29, 2015

Balance Sheet Information

	December 31, 2014	December 31, 2013
	(In thousands)
Assets
Cash and cash equivalents	$24,298	$94,250
Other current assets	313,313	277,132
Property, plant and equipment, net	568,716	478,535
Goodwill	12,164	12,164
Intangible and other assets, net	15,735	16,870

Total assets	$934,226	$878,951

Liabilities and Shareholders’ Equity
Bank borrowings	$25,000	$—
Other current liabilities	52,415	56,688
Deferred income taxes	80,754	53,676
Shareholders’ equity	776,057	768,587

Total liabilities and shareholders’ equity	$934,226	$878,951